Exhibit 10.26

FIRST AMENDMENT

OF THE

SKY FINANCIAL GROUP, INC. 2004 RESTRICTED STOCK PLAN

WHEREAS, this corporation maintains the Sky Financial Group, Inc. 2004 Restricted Stock Plan (the “Plan”); and

WHEREAS, the Company’s Board of Directors has determined that amendment of the Plan is necessary and desirable.

NOW, THEREFORE, IT IS RESOLVED that, pursuant to the power reserved to the Company by Article VI of the Plan, the Plan be and is hereby amended, effective as of the date of adoption, by substituting the following for Section 3.3 of the Plan:

“SECTION 3.3. RESTRICTED STOCK CERTIFICATES.

Restricted Stock (other than Deferred Restricted Stock) granted under the Plan may be evidenced by one or more certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company shall retain physical possession of any such certificate, and each Participant awarded such Restricted Stock shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock, during the Restricted Period. Certificates for shares of unrestricted Stock may be delivered to the Participant promptly after, and only after, the Restricted Period shall have expired without forfeiture in respect of such shares of Restricted Stock. To the extent the Plan or any Award Agreement provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.”

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I, W Granger Souder, Jr., Secretary of Sky Financial Group, Inc., hereby certify that the foregoing is a correct copy of resolutions duly adopted by the Board of Directors of said corporation on February 16, 2005, and that the resolutions have not been changed or repealed.

/s/ W. Granger Souder, Jr.
Secretary as Aforesaid (Corporate Seal)